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                                                                   EXHIBIT 10.29

Confidential portions of this document indicated by ***** have been omitted and filed separately with the Commission

                                     INDALEX
                     FIXED-PRICE PURCHASE AND SALE AGREEMENT

This agreement ("Agreement") dated this 6th day of August 2002, is between Indalex, Inc. ("Seller") and ("Buyer") Featherlite Manufacturing.
Seller desires to sell certain goods to Buyer and Buyer desires to purchase certain good from Seller. Now Therefore, in consideration of these premises and the following mutual agreement, the parties agree as follow:

     1. Seller will sell to Buyer, and Buyer will purchase from Seller, the aluminum extrusions identified on Schedule A attached hereto ("Product"), subject to the terms contained in this Agreement and the attached Schedule A. The quantity, delivery dates, terms, and prices for product are also set forth on Schedule A.

     2. This Agreement shall have a term from the date hereof to March 31st, 2003. This Agreement may not be cancelled by either party prior to the termination date without the prior written consent of the other. Buyer acknowledges that Seller intends to rely on this Agreement in fixing the prices and delivery dates of its raw material purchases necessary to fulfill this Agreement and as such, Buyer agrees to pay for the quantity specified on Schedule
               A. If Buyer cancels this agreement, or otherwise refuses shipments hereunder, Seller is entitled to recover any loss sustained from liquidating a metal position taken by the Seller on behalf of Buyer.

     3. The pricing in this proposal is subject to Seller's ability to hedge the transaction. Seller will provide confirmation of the hedge immediately upon execution.

     4. Seller's obligations are subject to Seller's credit approval with respect to each shipment to Buyer. Payment terms for the product shall be as set forth in Schedule A. Seller's obligation to continue shipments of product is conditioned upon Buyer satisfying its payment obligations in full within the time period specified.

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     5.        Either party's failure, at any time or times hereafter, to require strict performance by the other party of any provision of this Agreement shall not constitute a waiver, or affect or diminish the right thereafter to demand strict compliance and performance of this Agreement.

     6. This Agreement (including Schedule A) shall constitute the entire agreement between the parties with respect to the Fixed Price Purchase and Sale Agreement. Except as specified in this Agreement, the terms of sale and rights of the parties with respect to any specific order shall be as set forth in Seller's order acknowledgment as provided from time to time.

     7. Seller shall not be liable for any defaults, damages, or delays in filling any order caused by conditions beyond Seller's control; including, but not limited to, acts of God, strike, lockout, boycott, or other labor troubles, war, riot, flood, new government regulation, terrorist acts or delays of Seller's suppliers or subcontractors in furnishing materials or supplies due to one or more of the foregoing or like causes.

     8. This Agreement is extended to subsidiaries and affiliates of the parties.

     9. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of Buyer and Seller.

     10. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied is intended to confer upon any other person or entity any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the parties and their respective successors and assigns.

     11. Neither party will assign any of its respective rights or obligations under this Agreement to any other person without prior written consent of the other party, which consent will not be unreasonably withheld.

     12. This Agreement shall be governed and interpreted in accordance with the laws of the State or the Province where the address of Seller is located as stated on the face of this Agreement.

Buyer: Featherlite Manufacturing                     Seller: Indalex, Inc
Signed by Gary Ihrke                                 Signed by Patrick Wooley
VP of Operations                                     Regional VP
8/6/02                                               8/6/02

                                   SCHEDULE A
                     FIXED-PRICE PURCHASE AND SALE AGREEMENT

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A1. MATERIAL DESCRIPTION: This agreement covers standard extrusions currently being supplied or quoted to Featherlite Manufacturing ("Buyer") by Indalex, Inc. ("Seller") with specific pounds / pieces / feet by specific shape to be supplied by Buyer.

A2. DELIVERY PERIOD: Start Date: January 1st, 2003  Finish Date: Mar. 31st, 2003

A3. PRICE: ***** per pound of aluminum plus an additional ***** per pound for Solids and ***** per pound for Hollows

A4. QUANTITY: Table A: Monthly Quantities (x000Lbs)

1           2         3         4       5       6       7      8       9      10      11      12      Total
-----------------------------------------------------------------------------------------------------------
Jan         Feb.      Mar       Apr     May     Jun     Jul    Aug     Sep    Oct     Nov     Dec     3
-----------------------------------------------------------------------------------------------------------
# lbs       # lbs     # lbs                                                                           # lbs
-----------------------------------------------------------------------------------------------------------

The quantity of aluminum extrusions to be sold under the agreement, as set forth in Table A above, may not be altered without the express written consent of Seller and Buyer. Buyer expressly acknowledges that this is a firm, non-cancelable take or pay agreement.

In the event that Buyer does not take the commitment each month as defined in Table A, Buyer will reimburse Seller for any losses incurred. All monthly losses will be settled by the end of the following month unless alternative arrangements are mutually agreed upon by Seller and Buyer in writing.

The purchase price for extrusions purchase in excess of the pounds each month as defined in Schedule A are to be based on the contract price adjusted up or down, for the change in published average Mid-West Transaction Price for P1020. The difference will be calculated by taking the difference between the average Mid-West Transaction Price for the month prior to shipment and subtracting the base Midwest metal price of this Fixed Price Purchase and Sale Agreement.

A5. PAYMENT TERMS: Payment in full within thirty (30) days from date of shipment

A6. TOTAL DOLLAR VALUE OF CONTRACT: approximately: *****

A7. GOOD TO CALL ("GTC") CONTRACT: No: __ Yes: X If yes, Expiration Date: 9/6/02

If this is a GTC, and if the metal cannot be secured at the price indicated in A3. by the expiration date, this contract becomes null and void. If the metal can be secured by the expiration date, the customer will be notified in writing that the metal has been secured.

A8. CONFIRMATION OF HEDGE

Buyer: Featherlite Manufacturing                     Seller: Indalex, Inc
Signed by Gary Ihrke                                 Signed by David Mahaffey
Vice President of Operations                         Metals Manager
8/7/012                                              8/7/02